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C. Doniele Kane William H. Galligan

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KCS Announces Subsidiaries’ Locomotive Purchase

Kansas City, Mo., November 3, 2005 – Kansas City Southern (KCS) (NYSE: KSU) today announced that its wholly-owned subsidiary, The Kansas City Southern Railway Company (KCSR) and a Mexican affiliate have purchased 75 SD70MAC locomotives from El-Mo-Mex, Inc. for $32.625 million plus the assumption of approximately $95.9 million in debt and accrued interest. KCSR intends to sell all of the locomotives to an unaffiliated third party and enter into a long-term, leveraged lease of the locomotives.

“This transaction is another step toward making KCS’ U.S. and Mexican operations more efficient, reducing costs and taking advantage of economies of scale,” said KCS chairman, president and chief executive officer Michael R. Haverty.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include KCSR and Texas Mexican Railway Company, serving the central and south central U.S. Its international holdings include TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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